Exhibit 99.1

JoS. A. Bank Clothiers Posts 53% Increase in Third Quarter Net Income

    HAMPSTEAD, Md.--(BUSINESS WIRE)--Dec. 1, 2003--JoS. A. Bank Clothiers, Inc. (Nasdaq National Market: "JOSB") announces record sales and earnings for the third quarter and first nine months of FY2003. These results represent the ninth consecutive quarter of record earnings per share for the company.
    For the third quarter ended November 1, 2003 net income increased 53% to $2.9 million compared with $1.9 million in the same period of the prior year. The 53% increase in net income follows a 42% rise in net income in the third quarter of 2002. Earnings per share increased 46% in the third quarter of fiscal 2003, to $0.38 per share compared with $0.26 per share in the same period of the prior year.
    For the first nine months of FY2003, net income increased 56% to $7.0 million compared with $4.5 million in the same period of the prior year. Earnings per share increased 46% in the first nine months of FY2003 to $0.95 per share compared with $0.65 per share in the same period of the prior year.
    All per share amounts noted above represent diluted earnings per share.
    Total net sales for the third quarter ended November 1, 2003 increased 24.4% to $72.0 million compared with $57.9 million in the same period in 2002. Comparable store sales increased 8.7% while combined catalog and internet sales increased 25.6% for the third quarter ended November 1, 2003. Total net sales for the nine months ended November 1, 2003 increased 20.1% to $198.7 million, compared with $165.5 million in the comparable prior-year period. Comparable store sales increased 7.2%, while combined catalog and internet sales increased 17.5%, for the nine months ended November 1, 2003.
    A conference call to discuss this press release is scheduled for today, December 1, 2003 at 11:00a.m. Eastern Time. To participate in the call, please call 888-428-4480 a few minutes before 11:00 a.m. Eastern Time. A replay of the conference call will be available until December 9, 2003 by dialing (USA) 800-475-6701 or (International) 320-365-3844. The access code for the replay will be 696818.
    JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 209 stores in 35 states and the District of Columbia, a nationwide catalog, and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, MD, and its common stock is listed on the Nasdaq National Market under the symbol "JOSB".
    The Company's statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecast due to a variety of factors outside of the Company's control that can affect the Company's operating results, liquidity and financial condition such as risks associated with economic, weather, public health and other factors affecting consumer spending, the ability of the Company to finance its expansion plans, the mix and pricing of goods sold, the market price of key raw materials such as wool and cotton, availability of lease sites for new stores, the ability to source product from its global supplier base and other competitive factors. These cautionary statements qualify all of the forward-looking statements the Company makes herein. The Company cannot assure you that the results or developments anticipated by the Company will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for the Company or affect the Company, its business or its operations in the way the Company expects. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates, and assumes no obligation to update any of the forward-looking statements. These risks should be carefully reviewed before making any investment decision.




             JoS. A. Bank Clothiers, Inc. and Subsidiaries
                 Consolidated Statements of Operations
                              (Unaudited)
               (in thousands, except earnings per share)

                  Three Months Ended           Nine Months Ended
                  ------------------           -----------------

               November 1,  November 2,    November 1,   November 2,
                   2003         2002            2003          2002
               ------------ ------------ ------------- ---------------

Net sales     $72,011  100%$57,866  100%$198,725  100%$  165,494  100%
               -------      -------      --------      ----------

Cost of goods
 sold:         30,439 42.3% 25,391 43.9%  86,418 43.5%    76,219 46.1%
               -------      -------      --------      ----------
Gross profit   41,572 57.7% 32,475 56.1% 112,307 56.5%    89,275 53.9%

General and
 administrative 7,946 11.0%  6,583 11.4%  21,865 11.0%    17,872 10.8%
Sales and
 marketing     27,498 38.2% 22,187 38.3%  75,859 38.2%    62,516 37.8%
Store opening
 cost             626  0.9%    201  0.3%   1,218  0.6%       401  0.2%
               -------      -------      --------      ----------

Operating
 income         5,502  7.5%  3,504  6.1%  13,365  6.7%     8,486  5.1%

Interest
 expense, net     466  0.6%    290  0.5%   1,151  0.6%       835  0.5%
               -------      -------      --------      ----------

Income before
 provision for
 income taxes   5,036  7.0%  3,214  5.6%  12,214  6.1%     7,651  4.6%

Provision for
 income taxes   2,173  3.0%  1,350  2.3%   5,191  2.6%     3,114  1.9%
               -------      -------      --------      ----------

     Net
      income  $ 2,863  4.0%$ 1,864  3.2%$  7,023  3.5%$    4,537  2.7%
               =======      =======      ========      ==========

Earnings per
 share:
Net income:
     Basic    $  0.43      $  0.30      $   1.10      $     0.74
     Diluted  $  0.38      $  0.26      $   0.95      $     0.65
Weighted
 average shares
 outstanding:
     Basic      6,702        6,188         6,376           6,134
     Diluted    7,510        7,122         7,370           7,007


             JoS. A. Bank Clothiers, Inc. and Subsidiaries
                      Consolidated Balance Sheets
                            (In Thousands)

                               November 1,  February 2,    November 2,
                                   2003          2003          2002
                               --------       -------      ----------
                              (unaudited)    (audited)     (unaudited)
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents       $    582      $  8,389      $    906
 Accounts receivable, net           6,374         2,830         4,871
 Inventories:
   Raw materials                   11,926         8,945         4,791
   Finished goods                 117,652        69,311        72,375
                                  --------      --------      --------
        Total inventories
         (Note 1)                 129,578        78,256        77,166
                                  --------      --------      --------

 Prepaid expenses and other
  current assets                    8,825         7,071         7,732
                                  --------      --------      --------
      Total current assets        145,359        96,546        90,675
                                  --------      --------      --------

NONCURRENT ASSETS:
 Property, plant and
  equipment at cost                85,925        74,196        71,539
 Accumulated depreciation
  and amortization                (41,780)      (37,623)      (36,077)
                                  --------      --------      --------
    Net property, plant and
     equipment                     44,145        36,573        35,462
 Other noncurrent assets,
  net                                 821           874           955
                                  --------      --------      --------
      Total assets               $190,325      $133,993      $127,092
                                  ========      ========      ========

LIABILITIES AND
 STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
 Accounts payable                $ 35,319      $ 29,373      $ 27,012
 Accrued expenses                  25,899        24,569        20,556
 Current portion of long-
  term debt                         1,255         1,195         1,204
                                  --------      --------      --------
      Total current
       liabilities                 62,473        55,137        48,772
                                  --------      --------      --------
NONCURRENT LIABILITIES:
 Long-term debt, net of
  current portion                  48,138         9,324        16,044
 Deferred rent and other
  noncurrent liabilities            3,387         3,884         3,034
                                  --------      --------      --------
      Total liabilities           113,998        68,345        67,850
                                  --------      --------      --------
STOCKHOLDERS' EQUITY:
 Common stock                          81            73            73
 Additional paid-in capital        62,653        59,005        59,009
 Retained earnings                 18,651        11,628         5,218
                                  --------      --------      --------
                                   81,385        70,706        64,300
  Treasury stock                   (5,058)       (5,058)       (5,058)
                                  --------      --------      --------
      Total stockholders'
       equity                      76,327        65,648        59,242
                                  --------      --------      --------
      Total liabilities and
       stockholders' equity      $190,325      $133,993      $127,092
                                  ========      ========      ========

Note 1: Total quarter-end inventories at the end of the third quarter of 2003 increased approximately $52.4 million compared with the third quarter of 2002. The following are the major components (in millions):

      --   The Company opened and stocked 47 new stores
           since the end of the third quarter of fiscal 2002    $20.7

      --   Net increase in inventories purchased for new
           stores to be opened after the end of the third
           quarter of fiscal 2003                                 1.7

      --   Raw material (wool) added as part of the
           Company's increasing efforts to cut out the
           middleman (agent and brokers) in its inventory
           sourcing process to improve gross profit margin        7.1

      --   Inventory purchases as part of the Company's
           plan to increase comparable store inventories
           which the Company believed were too low at the end
           of the third quarter of 2002; comparable store
           inventories were increased by approximately 8%
           compared with the desired levels of 2001 which the
           Company believes is the more appropriate operating
           levels - these levels are consistent with the
           comparable store sales increase of approximately
           6% over the same time frame                           10.6

      --   Inventory purchases as part of the Company's
           plan to increase the safety stock of certain
           basic products to develop flexibility in
           growing the chain by ensuring that inventory is
           readily available to support higher sales.             5.1

      --   Assortment expansion, seasonal clearance
           merchandise and other                                  7.2
                                                          ------------
           Total inventory increase                             $52.4
                                                          ============

    CONTACT: JoS. A. Bank Clothiers, Inc., Hampstead, MD
             Robert N. Wildrick, CEO, 410-239-5711
             or
             David E. Ullman, EVP/CFO, 410-239-5715
             or
             RJ Falkner and Company, Inc.
             Investor Relations Counsel
             R. Jerry Falkner, CFA, 800-377-9893
             info@rjfalkner.com
             or
             E-commerce Address for JoS. A. Bank Clothiers, Inc.:
             www.josbank.com